                                                                    EXHIBIT 99.1

NEWS RELEASE

                            [ISPAT INLAND INC LOGO]

For immediate release, Sept. 29, 2003:

          ISPAT INTERNATIONAL N.V. ANNOUNCES SENIOR MANAGEMENT CHANGES

         Ispat International N.V. (NYSE: IST US; AEX: IST NA), a member of The LNM Group, today announced two changes to its senior management team.

         DR. PETER SOUTHWICK, currently President and CEO of Ispat Inland Inc., a subsidiary of Ispat International N.V., is moving to a corporate role within the Group as Director, Quality Assurance and Application Development. Dr. Southwick's appointment to this role demonstrates the Group's commitment to meeting the expectations of customers with its value-added product range and gearing operating units to meet the increasingly higher levels of quality standards required. Dr. Southwick originally joined the former Inland Steel Co. in 1980 after earning bachelor's and doctor's degrees in metallurgy from the University of Cambridge, England, in 1975 and 1978. Prior to occupying the post of President and CEO of Ispat Inland, he held various positions including Director of Quality and Vice President, Operations -- Flat Products. He has published numerous technical papers and has this year been serving as Vice Chairman of the American Iron and Steel Institute (AISI). He is a member of the Iron and Steel Society, the American Society for Quality and the Institute of Materials.

         DR. LOUIS SCHORSCH replaces Dr. Southwick as President and CEO of Ispat Inland, effective Oct. 1, 2003. Dr. Schorsch joined The LNM Group earlier this year and has worked on specific assignments in the commercial and organizational areas. Prior to joining the Group, Dr. Schorsch was President and CEO of GSX, an e-commerce platform focused on international steel trade, and a partner at McKinsey & Company, where he was co-leader of its Global Metals and Mining Practice. In the latter capacity, he worked with steel producers globally on strategic, operational and organizational issues. Earlier in his career, Dr. Schorsch was a senior economist with the AISI and commenced his career in the steel industry as a millwright with U.S. Steel Corp. Dr. Schorsch is the author of numerous articles on the steel industry and a regular speaker at industry conferences. He holds a Ph.D. in economics from the American University in Washington, D.C.

                                      X X X

FOR FURTHER INFORMATION:      David C. Allen, Ispat Inland, (219) 399-5430
                              Paul Weigh, Ispat International, +44 20 7543 1172

ISPAT INLAND INC. is a subsidiary of Ispat International N.V., one of the top 10 steel companies in the world, with integrated steelmaking facilities in six countries and annual shipments in 2002 in excess of 15 million tons. Ispat Inland manufactures a broad range of semifinished and finished flat and bar steel products and is one of the world's lowest-cost steel producers. In addition to Ispat Inland in East Chicago, Ind., USA, Ispat International has major steelmaking facilities in Canada, Mexico, Trinidad, France and Germany. Ispat International is a member of The LNM Group, the world's second-largest and most global steel group, which also operates in Algeria, Czech Republic, Indonesia, Kazakhstan and South Africa.

       ISPAT INLAND INC., 3210 WATLING STREET, EAST CHICAGO, INDIANA 46312
                     SUBSIDIARY OF ISPAT INTERNATIONAL N.V.